Exhibit 99.1

NOW Inc. Announces Leadership Transition

Board of Directors Appoints Dick Alario as Interim CEO, Replacing Robert Workman

HOUSTON (Nov. 1, 2019) – NOW Inc. (NYSE: DNOW) (or the “Company” or “DistributionNOW”) today announced that its Board of Directors has appointed Dick Alario as interim CEO, replacing Robert Workman, effective immediately. Mr. Workman will no longer serve on the Company’s Board of Directors. The DistributionNOW Board is in the process of engaging a search firm to assist with the recruitment of a full-time CEO. Mr. Alario has asked that he not be considered for the full-time CEO position.

“Dick is a strong and capable leader with a wealth of experience in the oilfield services industry, and we are pleased that he will serve as our interim CEO,” said Wayne Richards, Chairman of the Board of DistributionNOW. “Dick has played a key role advising DistributionNOW’s leadership team and is focused on driving strong customer relationships, success in our growth initiatives and enhanced shareholder value. The Board is confident in the Company’s current strategy and that Dick has the right experience and skills to lead its execution and continue the Company’s positive forward momentum.”

Mr. Alario has served as a member of DistributionNOW’s Board since the Company’s spinout from National Oilwell Varco in May 2014, and he will remain a Board director while he serves as the Company’s interim CEO. Mr. Alario has worked in the oilfield services industry for almost the entirety of his 43-year professional career. Most recently, he served as CEO and a Board Director of Key Energy Services, a leading provider of well intervention services. Prior to that, Mr. Alario served in various leadership capacities at companies such as OSCA and BJ Services Company. He also is a Board member of Kirby Corporation, Fluid Delivery Solutions, LLC and American Energy Permian Basin, LLC.

“I look forward to rolling up my sleeves and working alongside the strong leadership team in place at DistributionNOW to ensure everyone at the Company remains focused on continuing to deliver one of the most comprehensive product offerings in the energy and industrial sectors,” Mr. Alario said. “The Board and I recognize that there is ample runway for DistributionNOW to advance its market position and generate incremental value for our employees, customers and shareholders.”

“We thank Robert for his contributions to our success and for his commitment to DistributionNOW and its predecessor,” added Mr. Richards. “We welcome Dick to his new role and expect a smooth transition for our employees, suppliers and customers.”

About NOW Inc.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 255 locations and 4,500 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Media Contacts

Abernathy MacGregor
Chuck Dohrenwend	Christen Bagley
(212) 371-5999	(713) 343-0427
cod@abmac.com	cdb@abmac.com

IR Contacts

DistributionNOW
Dan Molinaro	David Cherechinsky
Executive Vice President	Senior Vice President and Chief Financial Officer
(281) 823-4941	(281) 823-4722

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